Exhibit 10.9

Loan Agreement

The Creditor: Fusako Takahama

The Debtor: Kinbasha co.,ltd.

Section 1

The Creditor lend 15,000,000 yen to The Debtor today.

Section 2

The Debtor shall repay the loan by February 28, 2014. The loan shall be repaid in full. However, The Debtor may repay the loan or any part thereof early.

Section 3

The loan shall carry an interest rate of 1% per month.

Section 4

When The Creditor lost the benefit of time, The Debtor owe penalty interest of 14% per annum to the remaining due until paid off the loan.

Section 5

When an issue other than this agreement states occur, both parties dissolve the issue with integrity.

Agreed date: February 25, 2013

Signature

The Creditor: 3-8-1 Benten-cho Hitachi city, Ibaraki

 Fusako Takahama

The Debtor: 2-1-10 Saiwai-cho Hitachi city, Ibaraki

 Kinbahsa co.,ltd.